UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   McCallister, Michael B.
   500 West Main Street
   Louisville, KY  40202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Humana Inc.
   HUM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   October 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President-Health System Management
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common (1)                 |9/9/98|A   |V|12,000            |A  |$.1667     |12,999             |D     |                           |
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Common (1)                 |      |    | |                  |   |           |29,484.3           |I     |HRSP(4)                    |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Common(3)             |6.8694  |     |    | |           |   |03/02|03/02|Common (1)  |5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |/92  |/99  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(3)             |11.0131 |     |    | |           |   |09/13|09/13|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |/91  |/00  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(3)             |11.0131 |     |    | |           |   |09/13|09/13|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |/92  |/00  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(3)             |11.0131 |     |    | |           |   |09/13|09/13|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |/93  |/00  |            |       |       |            |   |            |
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Common(3)             |8.9098  |     |    | |           |   |11/18|11/18|Common (1)  |1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |/92  |/01  |            |       |       |            |   |            |
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Common(3)             |8.9098  |     |    | |           |   |11/18|11/18|Common (1)  |1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |/93  |/01  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(3)             |8.9098  |     |    | |           |   |11/18|11/18|Common (1)  |1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |/94  |/01  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(3)             |6.5625  |     |    | |           |   |04/14|04/14|Common (1)  |31,250 |       |31,250      |D  |            |
                      |        |     |    | |           |   |/95  |/03  |            |       |       |            |   |            |
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Common(3)             |6.5625  |     |    | |           |   |04/14|04/14|Common (1)  |31,250 |       |31,250      |D  |            |
                      |        |     |    | |           |   |/96  |/03  |            |       |       |            |   |            |
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Common(3)             |6.5625  |     |    | |           |   |04/14|04/14|Common (1)  |31,250 |       |31,250      |D  |            |
                      |        |     |    | |           |   |/97  |/03  |            |       |       |            |   |            |
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Common(3)             |6.5625  |     |    | |           |   |04/14|04/14|Common (1)  |31,250 |       |31,250      |D  |            |
                      |        |     |    | |           |   |/98  |/03  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(3)             |23.0625 |9/17/|D(7)| |14,167     |D  |01/12|01/12|Common (1)  |14,167 |       |0           |D  |            |
                      |        |98   |    | |           |   |/96  |/05  |            |       |       |            |   |            |
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Common(3)             |23.0625 |9/17/|D(7)| |14,167     |D  |01/12|01/12|Common (1)  |14,167 |       |0           |D  |            |
                      |        |98   |    | |           |   |/97  |/05  |            |       |       |            |   |            |
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Common(3)             |23.0625 |9/17/|D(7)| |14,166     |D  |01/12|01/12|Common (1)  |14,166 |       |0           |D  |            |
                      |        |98   |    | |           |   |/98  |/05  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(5)             |15.625  |     |    | |           |   |07/11|07/11|Common (1)  |45,000 |       |45,000      |D  |            |
                      |        |     |    | |           |   |/97  |/06  |            |       |       |            |   |            |
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Common(5)             |15.625  |     |    | |           |   |07/11|07/11|Common (1)  |45,000 |       |45,000      |D  |            |
                      |        |     |    | |           |   |/98  |/06  |            |       |       |            |   |            |
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Common(5)             |15.625  |     |    | |           |   |07/11|07/11|Common (1)  |45,000 |       |45,000      |D  |            |
                      |        |     |    | |           |   |/99  |/06  |            |       |       |            |   |            |
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Common(5)             |18.8125 |9/17/|D(7)| |6,667      |D  |1/9/9|1/9/0|Common (1)  |6,667  |       |0           |D  |            |
                      |        |98   |    | |           |   |8    |7    |            |       |       |            |   |            |
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Common(5)             |18.8125 |9/17/|D(7)| |6,667      |D  |1/9/9|1/9/0|Common (1)  |6,667  |       |0           |D  |            |
                      |        |98   |    | |           |   |9    |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(5)             |18.8125 |9/17/|D(7)| |6,666      |D  |1/9/0|1/9/0|Common (1)  |6,666  |       |0           |D  |            |
                      |        |98   |    | |           |   |0    |7    |            |       |       |            |   |            |
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Common(5)             |23.4375 |9/17/|D(7)| |13,334     |D  |7/10/|7/10/|Common (1)  |13,334 |       |0           |D  |            |
                      |        |98   |    | |           |   |98   |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(5)             |23.4375 |9/17/|D(7)| |13,333     |D  |7/10/|7/10/|Common (1)  |13,333 |       |0           |D  |            |
                      |        |98   |    | |           |   |99   |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(5)             |23.4375 |9/17/|D(7)| |13,333     |D  |7/10/|7/10/|Common (1)  |13,333 |       |0           |D  |            |
                      |        |98   |    | |           |   |00   |07   |            |       |       |            |   |            |
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Common-ISO(5)         |20.1563 |9/17/|D(7)| |4,961      |D  |1/15/|1/15/|Common (1)  |4,961  |       |0           |D  |            |
                      |        |98   |    | |           |   |99   |08   |            |       |       |            |   |            |
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Common-ISO(5)         |20.1563 |9/17/|D(7)| |4,961      |D  |1/15/|1/15/|Common (1)  |4,961  |       |0           |D  |            |
                      |        |98   |    | |           |   |00   |08   |            |       |       |            |   |            |
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Common-ISO(5)         |20.1563 |9/17/|D(7)| |4,961      |D  |1/15/|1/15/|Common (1)  |4,961  |       |0           |D  |            |
                      |        |98   |    | |           |   |01   |08   |            |       |       |            |   |            |
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Common-NQ(5)          |20.1563 |9/17/|D(7)| |8,373      |D  |1/15/|1/15/|Common (1)  |8,373  |       |0           |D  |            |
                      |        |98   |    | |           |   |99   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common-NQ(5)          |20.1563 |9/17/|D(7)| |8,372      |D  |1/15/|1/15/|Common (1)  |8,372  |       |0           |D  |            |
                      |        |98   |    | |           |   |00   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common-NQ(5)          |20.1563 |9/17/|D(7)| |8,372      |D  |1/15/|1/15/|Common (1)  |8,372  |       |0           |D  |            |
                      |        |98   |    | |           |   |01   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Phantom Stock Units (6|1-for-1 |     |    | |           |   |(6)  |(6)  |Common (1)  |845.9  |       |845.9       |D  |            |
)                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Common(3)             |15.5938 |9/17/|A(8)| |29,240     |D  |9/17/|1/12/|Common (1)  |29,240 |       |29,240      |D  |            |
                      |        |98   |    | |           |   |99   |05   |            |       |       |            |   |            |
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Common(5)             |15.5938 |9/17/|A(8)| |12,227     |D  |9/17/|1/9/0|Common (1)  |12,227 |       |12,227      |D  |            |
                      |        |98   |    | |           |   |99   |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(5)             |15.5938 |9/17/|A(8)| |6,113      |D  |9/17/|1/9/0|Common (1)  |6,113  |       |6,113       |D  |            |
                      |        |98   |    | |           |   |99   |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(5)             |15.5938 |9/17/|A(8)| |20,320     |D  |9/17/|7/10/|Common (1)  |20,320 |       |20,320      |D  |            |
                      |        |98   |    | |           |   |99   |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common(5)             |15.5938 |9/17/|A(8)| |10,160     |D  |7/10/|7/10/|Common (1)  |10,160 |       |10,160      |D  |            |
                      |        |98   |    | |           |   |00   |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common-ISO(5)         |15.5938 |9/17/|A(8)| |4,316      |D  |9/17/|1/15/|Common (1)  |4,316  |       |4,316       |D  |            |
                      |        |98   |    | |           |   |99   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common-ISO(5)         |15.5938 |9/17/|A(8)| |4,316      |D  |1/15/|1/15/|Common (1)  |4,316  |       |4,316       |D  |            |
                      |        |98   |    | |           |   |00   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common-ISO(5)         |15.5938 |9/17/|A(8)| |4,316      |D  |1/15/|1/15/|Common (1)  |4,316  |       |4,316       |D  |            |
                      |        |98   |    | |           |   |01   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common-NQ(5)          |15.5938 |9/17/|A(8)| |7,284      |D  |9/17/|1/15/|Common (1)  |7,284  |       |7,284       |D  |            |
                      |        |98   |    | |           |   |99   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common-NQ(5)          |15.5938 |9/17/|A(8)| |7,284      |D  |1/15/|1/15/|Common (1)  |7,284  |       |7,284       |D  |            |
                      |        |98   |    | |           |   |00   |08   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Common-NQ(5)          |15.5938 |9/17/|A(8)| |7,284      |D  |1/15/|1/15/|Common (1)  |7,284  |       |7,284       |D  |            |
                      |        |98   |    | |           |   |01   |08   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Each share of Common Stock contains a Right adopted on March 5, 1987, as amended and restated on
February 14, 1996 and May 27, 1998, pursuant ot the Company's Rights Agreement which entitles holders of the
Company's Common Stock in the event certain specified events occur, to acquire 1/100th of a share of Series A
Participating Preferred Stock at a price of $145 per fractional share.
(2) Right to buy pursuant to the Company's 1981 Non-Qualified Stock Option
Plan.
(3) Right to buy pursuant to the Company's 1989 Stock Option Plan for
Employees.
(4) Shares held for my benefit as of August 31, 1998 pursuant to the Humana Retirement and Savings Plan
("HRSP") exempt under Rule
16b-3(c).
(5) Right to buy pursuant to the Company's 1996 Stock Incentive Plan for Employees.
(6) Phantom Stock Units held for my benefit as of August 31, 1998, under the Humana Excess Plan exempt under
Rule
16b-3(d).
(7) Cancellation of option in connection with grant of replacement option exempt under Rule 16(b)-3(d)(1).
(8) Replacement of existing option exempt under Rule 16(b)-3(d)(1). Vesting will be deferred until September 17, 1999 for any option increments that are currently vested or which otherwise would vest before then.